Exhibit 21.1

VIRGIN TRAINS USA INC. (f/k/a VIRGIN TRAINS USA LLC) SUBSIDIARIES

Subsidiary	State of Formation
AAF Holdings A LLC	Delaware
AAF Operations Holdings LLC	Delaware
AAF Jacksonville Segment LLC	Delaware
BL Cocoa Curve TOD LLC	Delaware
BL RH TOD LLC	Delaware
BL Vegas Holding LLC	Delaware
Brightline Management LLC	Delaware
Brightline Property Holdings LLC	Delaware
Brightline Trains – Las Vegas LLC (f/k/a DesertXpress Enterprises LLC)	Delaware
Brightline Trains LLC	Delaware
East West Land LLC	Delaware
FLL 4th Avenue Development LLC	Delaware
FLL Andrews Development LLC	Delaware
FLL Flagler Development LLC	Delaware
Florida DispatchCo LLC (50%)	Delaware
Miami Supertower A LLC	Delaware
Miami Supertower B LLC	Delaware